EXHIBIT Item 24(2)(l)

                                September 3, 2004

Multi-Strategy Hedge Opportunities LLC
222 Broadway
27th Floor
New York, NY  10038

      Re: Multi-Strategy Hedge Opportunities LLC

Ladies and Gentlemen:

      We have acted as special Delaware counsel to Multi-Strategy Hedge Opportunities LLC (formerly known as Merrill Lynch Multi-Adviser Hedge Fund
LLC), a Delaware limited liability company (the "Fund"), in connection with certain matters relating to the formation of the Fund and the issuance of Units in the Fund. Capitalized terms used herein and not otherwise herein defined are used as defined in the First Amended and Restated Limited Liability Company Agreement of the Fund dated as of August 25, 2004 (the "Agreement").

      In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Limited Liability Company Agreement of the Fund dated as of March 15 (the "Original Agreement"); the Certificate of Formation of the Fund as filed in the Office of the Secretary of State of Delaware (the "State Office") on March 16, 2004 (the "Certificate"); the Certificate of Amendment to the Certificate as filed in the State Office on August 4, 2004; a Unanimous Written Consent of the Directors of the Fund dated as of August 3, 2004; a Unanimous Written Consent of the Directors of the Fund dated August 25, 2004; draft minutes prepared for the August 25, 2004 meeting of the Directors of the Fund (the "Draft Minutes"); the Fund's Registration Statement under the Securities Act of 1933 on Form N-2 to be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement" and, together with the Original Agreement, the Agreement and all of the foregoing actions by the Directors of the Fund, the "Operative Documents"); and a certification of good standing of the Fund obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, adoption, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments,

Multi-Strategy Hedge Opportunities LLC
September 3, 2004
Page 2

certificates and other documents (including the due adoption by the Directors of the Draft Minutes and the consents referenced above and all actions of the Directors referenced therein and of all documents contemplated by either the Operative Documents or any applicable resolutions of the Directors to be executed by investors desiring to become Members; (ii) the payment of consideration for Units, and the application of such consideration, as provided in the Original Agreement and Agreement, as applicable, and compliance with the other terms, conditions and restrictions set forth in the Operative Documents and all applicable resolutions of the Directors of the Fund in connection with the issuance of Units; (iii) that appropriate notation of the names and addresses of, the number of Units held by, and the consideration paid by, Members will be maintained in the appropriate registers and other books and records of the Fund in connection with the issuance, repurchase or transfer of Units; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a dissolution or termination of the Fund under
Section 14 of the Original Agreement, Article VI of the Agreement or Section 18-801 of the Delaware Limited Liability Company Act, 6 Del. C. ss.ss. 18-101 et seq. (the "Delaware Act"); (v) that the activities of the Fund have been and will be conducted in accordance with the terms of the Original Agreement and the Agreement, as applicable, and the Delaware Act; and (vi) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion with respect to, and we assume no responsibility for, any offering documentation relating to the Fund or the Units. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

      Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

      1. The Fund is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

      2. The Units of the Fund, when issued to Members of the Fund in accordance with the terms, conditions, requirements and procedures set forth in the Operative Documents, will constitute legally issued, fully paid and non-assessable Units in the Fund.

      We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to a Pre-Effective Amendment to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon for any other purpose or by any other person or entity without our prior written consent. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and certificates and the

Multi-Strategy Hedge Opportunities LLC
September 3, 2004
Page 3

application of Delaware law as the same exists on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

                                            Sincerely,

                                            MORRIS, NICHOLS, ARSHT & TUNNELL

                                            /s/ Louis G. Hering
                                            -------------------
                                                Louis G. Hering